Exhibit 99.1

200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309

NEWS RELEASE

Contact:	Robert W. Beard
Sr. Vice President and  Investor Relations Officer
954-308-4200

STREICHER MOBILE FUELING BECOMES
SMF ENERGY CORPORATION

Ft. Lauderdale, FL, December 22, 2006 - STREICHER MOBILE FUELING, INC. (NASDAQ: FUEL) (the “Company”), a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, construction, shipping, utility, energy, chemical, manufacturing, telecom and government service industries, today announced that it approved at its Annual Meeting a change of the Company's name to SMF Energy Corporation and the former Florida corporation's reincorporation in Delaware. The name change and reincorporation will be effective upon receipt of the requisite approvals from the Company's primary lender and the holders of its senior secured debt. The Company's ticker symbol, “FUEL”, will not change.

At the Annual Meeting, the Company also announced that its Board of Directors had appointed two new executive officers, namely Robert W. Beard, Sr. Vice President, Marketing & Sales and Investor Relations Officer, and Timothy E. Shaw, Sr. Vice President, Information Services & Administration and Chief Information Officer.

Robert W. Beard joined the Company in July 2005 as Vice President of Corporate Development from Cendian Corporation, a chemical logistics subsidiary of Eastman Chemical Company in Atlanta, where he most recently served as Director of Client Development and Sales Support. Bob has 30 years of marketing and sales, operational and financial experience in the transportation and logistics industry for companies including Eastman Chemical, Ryder Systems, Inc., Comdata Corporation, American Express/First Data Resources, Truckstops of America, and Mid Continent Systems.

Timothy E. Shaw joined the Company in March 2006 as Vice President of Information Systems Services and Chief Information Officer from Neff Corporation/Neff Rental LLC headquartered in Miami, one of the country’s largest construction rental companies, where he was the Vice President of Information Services for the last seven years. He has over 20 years experience in IT leadership, process engineering and business operations for companies including Fruehauf Trailer Services and Southwestern Bell, both in St. Louis. Tim has an extensive background in implementing enterprise resource solutions, such as we are currently undertaking, storm disaster recovery planning, public company Sarbanes-Oxley 404 implementation and compliance, and the integration of acquisitions.

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The Company's shareholders also elected all of management's nominees to the Board of Directors, namely Richard E. Gathright, Wendell R. Beard, Steven R. Goldberg, Nat Moore, Larry S. Mulkey, C. Rodney O'Connor and Robert S. Picow. It was also announced that, in light of the appointment of Robert Beard as an executive officer of the Company, the Company's Board of Directors had reconstituted its committees to reflect the fact that Robert Beard's father, Wendell Beard, would no longer be classified as an independent director. The Committees announced were:

•	Audit Committee: Steven R. Goldberg (Chairman), Nat Moore and Larry S. Mulkey.

•	Compensation Committee: Nat Moore (Chairman), Larry S. Mulkey, and Robert S. Picow.

•	Nominating and Corporate Governance Committee: Nat Moore (Chairman), Larry S. Mulkey and Robert S. Picow.

Richard Gathright, Chairman and CEO, commented, "We are pleased that our shareholders have authorized us to establish a new corporate identity for the Company that reflects its future. As previously announced, the Company's new name is part of a broader strategy to brand its historical mobile fueling operations consistently with those of its newly acquired subsidiaries. While those subsidiaries will continue to capitalize on the goodwill associated with their existing names, they will, together with the Company, be co-branded as part of the new SMF Energy Group."

Gathright added, "We also appreciate our shareholders' recognition that the Company will benefit from the comprehensive, flexible and well defined corporate and legal environment provided by Delaware law. While our operations will continue to be headquartered in south Florida, we believe that, as a Delaware corporation, our corporate governance will be more predictable and manageable than it was as a Florida corporation. We are also hopeful that this greater certainty with respect to the rights and liabilities of officers and directors will cause our stock to be more attractive to institutional investors and that we will continue to attract and retain highly qualified directors and officers."

Gathright concluded, "We believe that these shareholder votes signal our shareholders' agreement with management's strategy to expand beyond our traditional service of mobile fueling and to establish the Company as a widely known and thoughtfully diversified energy service provider and product distributor serving a broad range of businesses and industries."

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ABOUT STREICHER MOBILE FUELING, INC. / SMF ENERGY CORPORATION (NASDAQ: FUEL)

The Company provides commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics and emergency response services. The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to refineries, manufacturers and other industrial customers. In addition, the Company’s fleet of special duty tractor-trailer units provides heavy and ultra-heavy haul transportation services over short and long distances to customers requiring the movement of over-sized or over-weight equipment and manufactured products. The Company conducts operations from 28 locations serving metropolitan markets in Alabama, California, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee, and Texas. More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS

This press release includes "forward-looking statements" within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. For example, predictions or statements of belief or expectation concerning the future performance of the Company, its newly acquired operations or new operating locations, the future expansion plans of the Company and the potential for further growth of the Company are all "forward looking statements" which should not be relied upon. Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time. Because these statements depend on various assumptions as to future events, including but not limited to those assumptions noted in the "Management's Discussion and Analysis of Financial Condition and Results of Operation" section in the Company's Form 10-K for the year ended June 30, 2006, they should not be relied on by or other persons in evaluating the Company. Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected. There are numerous risks and uncertainties which could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the "Risk Factors" section of the Company's Form 10-K for the year ended June 30, 2006.

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